Exhibit 99.1
Assisted Living Concepts, Inc. Announces 2 for 1 Stock Split and Initial Quarterly Dividend
MENOMONEE FALLS, WISCONSIN May 2, 2011
Highlights:
•	Adjusted EBITDAR as a percent of revenues increased to 33.8%, up from 32.3% in the first quarter of 2010

•	Increased average private pay occupancy by 2 and 29 units over the fourth quarter of 2010 and the first quarter of 2010, respectively

•	Increased private pay rates by 2.4% over the fourth quarter of 2010

•	Board of Directors declared 2 for 1 stock split and post split dividend of 10 cents per share
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $5.0 million in the first quarter of 2011, compared to a net income of $3.6 million in the first quarter of 2010. During the first quarter of 2011, ALC recorded “One-Time Items” described below that resulted in an additional $0.4 million of net income. Excluding the One-Time Items, net income in the first quarter of 2011 would have been $4.6 million.
“We continue to strengthen our portfolio of properties by making positive strides in both private pay occupancy and earnings,” commented Laurie Bebo, President and Chief Executive Officer. “The first quarter of the year has historically been our most challenging quarter from both an occupancy and expense perspective. We are encouraged that the market has recognized our consistent positive results and driven up our share price. We feel that a two for one stock split will benefit our shareholders by adding liquidity to our stock. We are pleased to report that confidence in our balance sheet and our ability to continue to generate significant amounts of cash has resulted in rewarding our shareholders with an initial quarterly dividend of 10 cents per post split share.”
One Time Items recorded in the first quarter of 2011 included a reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. (now Extendicare Real Estate Investment Trust) ($0.8 million), partially offset by charges associated with a mark to market adjustment for interest rate swap agreements ($0.2 million net of tax) and the write-off of deferred financing fees associated with our refinanced debt ($0.2 million net of tax).
Diluted earnings per common share for the quarters ended March 31, 2011 and 2010 were $0.43 and $0.31, respectively. Excluding One Time Items, diluted earnings per common share for the quarter ended March 31, 2011 was $0.39.
In addition, to these One Time Items, ALC’s Company Conference was held in our first quarter of 2011 as compared the second quarter in 2010. This timing difference resulted in an increase in General and Administrative expense in the first quarter of 2011 of $0.3 million ($0.2 million net of tax) over the first quarter of 2010 or approximately $.02 per share.
Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues (Adjusted EBITDAR and Adjusted EBITDA margins), and non-GAAP financial measure reconciliation information.
As of March 31, 2011, ALC operated 211 senior living residences comprising 9,325 units.
The following discussions exclude the impact of discontinued operations unless otherwise specified.

Quarters ended March 31, 2011, March 31, 2010, December 31, 2010
Revenues of $58.4 million in the first quarter ended March 31, 2011 increased $0.5 million or 1.0% from $57.9 million in the first quarter of 2010 and were unchanged from the fourth quarter of 2010.
Adjusted EBITDAR for the first quarter of 2011 was $19.7 million, or 33.8% of revenues and
•	increased $1.0 million or 5.6% from $18.7 million and 32.3% of revenues in the first quarter of 2010; and

•	decreased $1.2 million or 5.5% from $20.9 million and 35.7% of revenues in the fourth quarter of 2010.
Adjusted EBITDA for the first quarter of 2011 was $15.4 million, or 26.3% of revenues and
•	increased $1.8 million or 13.0% from $13.6 million and 23.5% of revenues in the first quarter of 2010; and

•	decreased $1.0 million or 6.3% from $16.4 million and 28.0% of revenues in the fourth quarter of 2010.
First quarter 2011 compared to first quarter 2010
Revenues in the first quarter of 2011 increased from the first quarter of 2010 primarily due to higher average daily revenue as a result of rate increases ($1.1 million) and an increase in private pay occupancy ($0.3 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.9 million). Private pay rates increased in the first quarter of 2011 by an average of 2.0% over the first quarter of 2010. Overall rates, including the impact of improved payer mix, increased in the first quarter of 2011 by an average of 2.6% over the first quarter of 2010.
Both Adjusted EBITDAR and Adjusted EBITDA increased in the first quarter of 2011 primarily due to a decrease in residence operations expenses ($0.5 million) (this excludes gains and losses on the disposals of fixed assets) and an increase in revenues discussed above ($0.5 million). Additionally, for Adjusted EBITDA only, a decrease in residence lease expense ($0.7 million). Residence operation expenses decreased primarily due to reduced salary expense and property taxes. Staffing needs in the first quarter of 2011 as compared to the first quarter of 2010 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Property tax expenses were lower due to successful appeals of assessments in a variety of states. General and administrative expenses were unchanged as savings associated with upfront costs associated with transitioning payroll and benefits from a third party vendor to in-house in the first quarter of 2010 were offset by expenses associated with our 2011 Company Conference. In 2010, the Conference took place in the second quarter.
First quarter 2011 compared to the fourth quarter 2010
Revenues in the first quarter of 2011 were consistent with revenues in the fourth quarter of 2010. Higher average daily revenue as a result of rate increases ($1.3 million) was offset by two less days in the 2011 quarter ($1.2 million) and the reduction in the number of units occupied by Medicaid residents ($0.1 million). Private pay and overall rates increased in the first quarter of 2011 by an average of 2.4% over the fourth quarter of 2010.
Decreased Adjusted EBITDA and Adjusted EBITDAR in the first quarter of 2011 as compared to the fourth quarter of 2010 resulted primarily from an increase in residence operations expenses ($0.7 million) (this excludes gains and losses on the disposals of fixed assets) and an increase in general and administrative expenses ($0.3 million) (this excludes non-cash equity-based compensation). Additionally, for Adjusted EBITDA only, a decrease in residence lease expense ($0.2 million). Residence operations expenses increased primarily from increases in utility expenses resulting from normal seasonal fluctuations partially offset by other administrative expenses. General and administrative expenses increased primarily as a result of expenses associated with our 2011 Company Conference held in the first quarter of 2011. In 2010 the Conference was held in the second quarter.

Stock Split
On May 2, 2011, the Board of Directors approved a stock split of its Class A and Class B Common Stock at a ratio of 2 to 1, with a planned effective date of May 20, 2011. Accordingly, as of the effective date, each share of issued and outstanding Class A and Class B Common Stock will be converted into two shares of Class A and Class B Common Stock, respectively. The stock split will be effected by filing a Certificate of Change to ALC s Amended and Restated Articles of Incorporation with the Secretary of State of Nevada.
Dividend
On May 2, 2011, the Board of Directors declared a post-stock split cash dividend of 10 cents per share payable to shareholders of record at the close of business on May 20, 2011 and will be paid on June 15, 2011.
Liquidity
At March 31, 2011 ALC maintained a strong liquidity position with availability under its credit agreement of $87.1 million.
Share Repurchase Program
In the first quarter of 2011, ALC repurchased 24,600 shares of its Class A Common Stock at a cost of $0.8 million and an average price of $32.42 per share (excluding fees). At May 2, 2011, $13.3 million remained under a previously authorized plan to purchase ALC Class A common stock. On May 2, 2011, the Board of Directors extended the stock repurchase plan by resetting the authorized amount of repurchases to $15 million and removing the expiration date. The plan will no longer be subject to an annual expiration date and will only expire upon completion of stock repurchases totaling $15 million or by action of the Board. Since becoming a separately traded public company on November 11, 2006, ALC has repurchased 2,465,936 shares of its Class A Common Stock at a cost of $76.6 million and an average price of $31.04 per share (excluding fees).
Investor Call
ALC has scheduled a conference call for tomorrow, May 3, 2011 at 10:00 a.m. (ET) to discuss its financial results for the first quarter. The release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is 877-209-9920 or international 612-332-0634. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on June 3, 2011, by dialing toll free 800-475-6701, or international 320-365-3844; and using access code 196057.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 units in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer a supportive, home-like setting. Residents may receive assistance with the activities of daily living either directly from ALC employees or through our wholly owned home health subsidiaries. ALC employs approximately 4,100 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “project,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, dividends, debt obligations and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website@ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$58,409	$57,859

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	35,069	35,712
General and administrative (including non-cash stock-based compensation expense of $280 and $137, respectively)	3,889	3,774
Residence lease expense	4,368	5,083
Depreciation and amortization	5,741	5,670

Total operating expenses	49,067	50,239

Income from operations	9,342	7,620
Other (expense) income
Interest expense:
Debt	(2,082)	(1,888)
Change in value of derivative and amortization	(287)	—
Write off of deferred financing costs	(279)	—
Interest income	2	4
Other	56	—

Income before income taxes	6,752	5,736
Income tax expense	(1,741)	(2,123)

Net income	$5,011	$3,613

Weighted average common shares:
Basic	11,472	11,578
Diluted	11,640	11,744
Per share data:
Basic earnings per common share	$0.44	$0.31
Diluted earnings per common share	$0.43	$0.31

Adjusted EBITDA (1)	$15,363	$13,597
Adjusted EBITDAR (1)	$19,731	$18,680

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,908	$13,364
Investments	4,583	4,599
Accounts receivable, less allowances of $1,819 and $1,414, respectively	3,550	3,201
Prepaid expenses, supplies and other receivables	5,465	3,020
Deposits in escrow	3,055	3,472
Income tax receivable	—	356
Deferred income taxes	4,784	5,108
Current assets of discontinued operations	168	168

Total current assets	24,513	33,288
Property and equipment, net	435,584	437,303
Intangible assets, net	9,883	10,193
Restricted cash	3,448	3,448
Other assets	2,367	872

Total Assets	$475,795	$485,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,233	$6,154
Accrued liabilities	19,368	20,173
Deferred revenue	8,386	4,784
Income tax payable	1,519	—
Current maturities of long-term debt	2,460	2,449
Current portion of self-insured liabilities	500	500

Total current liabilities	38,466	34,060
Accrual for self-insured liabilities	1,768	1,597
Long-term debt	110,501	129,661
Deferred income taxes	20,961	20,503
Other long-term liabilities	9,900	10,024
Commitments and contingencies

Total Liabilities	181,596	195,845
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 80,000,000 shares authorized at March 31, 2011 and December 31, 2010; 12,464,070 and 12,408,369 shares issued and 9,998,134 and 9,967,033 shares outstanding, respectively	125	124
Class B Common Stock, $0.01 par value, 15,000,000 shares authorized at March 31, 2011 and December 31, 2010; 1,468,493 and 1,520,310 shares issued and outstanding, respectively	15	15
Additional paid-in capital	315,571	315,292
Accumulated other comprehensive income / (loss)	352	(95)
Retained earnings	54,981	49,970
Treasury stock at cost, 2,465,936 and 2,441,336 shares, respectively	(76,845)	(76,047)

Total Stockholders’ Equity	294,199	289,259

Total Liabilities and Stockholders’ Equity	$475,795	$485,104

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
OPERATING ACTIVITIES:
Net income	$5,011	$3,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,741	5,670
Amortization of purchase accounting adjustments for leases	(167)	(99)
Provision for bad debts	405	104
Provision for self-insured liabilities	255	170
Loss on disposal of fixed assets	—	170
Unrealized gain on investments	(56)	(27)
Equity-based compensation expense	280	137
Change in fair value of derivatives	287	—
Deferred income taxes	503	1,045
Changes in assets and liabilities:
Accounts receivable	(754)	(30)
Supplies, prepaid expenses and other receivables	(2,445)	(1,349)
Deposits in escrow	417	302
Current assets — discontinued operations	—	(132)
Accounts payable	267	(904)
Accrued liabilities	(559)	(2,891)
Deferred revenue	3,602	1,505
Current liabilities — discontinued operations	—	(34)
Payments of self-insured liabilities	(83)	(77)
Income taxes payable / receivable	1,875	927
Changes in other non-current assets	407	1,385
Other non-current assets — discontinued operations	—	399
Other long-term liabilities	(9)	225

Cash provided by operating activities	14,977	10,109
INVESTING ACTIVITIES:
Payment for securities	(46)	(56)
Proceeds on sales of securities	311	—
Payments for new construction projects	(463.3)	(1,371)
Payments for purchases of property and equipment	(3,437)	(2,432)

Cash used in investing activities	(3,635)	(3,859)
FINANCING ACTIVITIES:
Payments of financing costs	(1,902)	—
Purchase of treasury stock	(798)	(20)
Repayment of borrowings on revolving credit facility	(68,000)	—
Proceeds on borrowings from revolving credit facility	50,000	—
Repayment of mortgage debt	(1,098)	(459)

Cash used by financing activities	(21,798)	(479)

(Decrease)/Increase in cash and cash equivalents	(10,456)	5,771
Cash and cash equivalents, beginning of year	13,364	4,360

Cash and cash equivalents, end of period	$2,908	$10,131

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$2,047	$1,782
Income tax payments, net of refunds	114	86

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	March 31,	December 31,	March 31,
Continuing residences*	2011	2010	2010
Average Occupied Units by Payer Source
Private	5,497	5,495	5,468
Medicaid	93	106	214

Total	5,590	5,601	5,682

Occupancy Mix by Payer Source
Private	98.3%	98.1%	96.2%
Medicaid	1.7%	1.9%	3.8%

Percent of Revenue by Payer Source
Private	99.0%	98.8%	97.5%
Medicaid	1.0%	1.2%	2.5%

Average Revenue per Occupied Unit Day	$116.09	$113.40	$113.13

Occupancy Percentage*	62.4%	62.1%	63.0%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended March 31, 2011, December 31, 2010 and March 31, 2010 we actively operated 8,959, 9,026 and 9,016 units, respectively.

	Three months ended
	March 31,	December 31,	March 31,
Same residence basis**	2011	2010	2010
Average Occupied Units by Payer Source
Private	5,470	5,475	5,432
Medicaid	93	104	197

Total	5,563	5,579	5,629

Occupancy Mix by Payer Source
Private	98.3%	98.1%	96.5%
Medicaid	1.7%	1.9%	3.5%

Percent of Revenue by Payer Source
Private	99.0%	98.7%	97.6%
Medicaid	1.0%	1.3%	2.4%

Average Revenue per Occupied Unit Day	$115.76	$111.71	$113.29

Occupancy Percentage	62.4%	62.6%	63.1%

**	Excludes quarterly impact of 45 completed expansion units and 113 units temporarily closed for renovation.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.
Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 31,	March 31,	December 31,
	2011	2010	2010
	(In thousands, unaudited)
Net income	$5,011	$3,613	$5,408
Add: Provision for income taxes	1,741	2,123	3,109

Income before income taxes	6,752	5,736	8,517
Add:
Depreciation and amortization	5,741	5,670	5,693
Interest expense, net	2,080	1,884	2,101
Non-cash equity based compensation	280	137	45
Loss (gain) on disposal of fixed assets	—	170	(55)
Transaction expenses associated with property acquisition	—	—	110
Gain on sale of equity investments	(56)	—	(23)
Change in value of derivative and amortization	287	—	—
Write-off of deferred financing costs	279	—	—

Adjusted EBITDA	$15,363	$13,597	$16,388
Add: Lease expense	4,368	5,083	4,491

Adjusted EBITDAR	$19,731	$18,680	$20,879

The following table sets forth the calculations of Adjusted EBITDA and Adjusted EBITDAR as percentages of total revenue:

	Three Months Ended
	March 31,	March 31,	December 31,
	2011	2010	2010
	(Dollars amounts in thousands, unaudited)
Revenues	$58,409	$57,859	$58,435

Adjusted EBITDA	$15,363	$13,597	$16,388

Adjusted EBITDAR	$19,731	$18,680	$20,879

Adjusted EBITDA as percent of total revenues	26.3%	23.5%	28.0%

Adjusted EBITDAR as percent of total revenues	33.8%	32.3%	35.7%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures

Three Months
Ended
March 31, 2010
(unaudited)
Net income	$5,011
Add one time charges:
Change in value of derivative and amortization	287
Write-off of deferred financing costs	279

Less one time credits:
Settlement relating to tax allocation agreement	750
Gain on sale of equity investment	56
Net tax benefit from charges and credits (1)	186

Pro forma net income excluding one time charges and credits	$4,585

Weighted average common shares:
Basic	11,472

Diluted	11,640

Pro forma basic earnings per common share excluding one-time charges and credits	$0.40

Pro forma diluted earnings per common share excluding one-time charges and credits	$0.39

(1)	Net tax benefit represents 36.5% of taxable addbacks excluding the settlement relating to the tax allocation agreement. The settlement relating to the tax allocation agreement is an adjustment to tax expense and therefore non taxable.